Exhibit 99.1

For Immediate Release

RCL Media Contact:
Owen Torres
(305) 539-4097
otorres@rccl.com

RCL Investor Contact:
Carol Cabezas
(305) 982-2625
ccabezas@rccl.com

Springwater Media Contact:
Abigail Diaz-Agero y de Pineda
+34 914 361 800
adiazagero@comco.es

ROYAL CARIBBEAN CRUISES LTD. AND SPRINGWATER CAPITAL ANNOUNCE JOINT VENTURE

Pullmantur Cruises and Croisières de France to benefit from core strengths of both parent companies

MIAMI and MADRID – May 10, 2016 – Royal Caribbean Cruises Ltd. (NYSE: RCL or “Royal Caribbean”) and Madrid-based private equity firm Springwater Capital (“Springwater”) today announced an agreement to form a joint venture dedicated to bringing culturally authentic, best-in-class cruise experiences tailored to Spanish and French tourists through the management of the Pullmantur and Croisières de France (“CDF”) cruise brands.

As part of the terms of the agreement, RCL will sell a 51 percent stake in Pullmantur and CDF to Springwater.  RCL will have a 49 percent stake, and retain full ownership of the ships and planes currently operated by Pullmantur and CDF, which will be leased into the joint venture. RCL will also provide marine operations services to Pullmantur and CDF through a management agreement.

This joint venture expands on the successful, pre-existing partnership between RCL and Springwater for the Wamos air transport, travel agency, and tour operation businesses. This investment also expands Springwater’s existing tourism portfolio, which includes airline and travel agency investments in Spain, France and Portugal.

“Pullmantur and CDF have a long history of offering authentic, localized cruise vacations to their home markets,” said Richard D. Fain, Chairman and Chief Executive Officer of Royal Caribbean. "We look forward to the new focus that this joint venture with Springwater will bring to these companies as they seek to grow.”

Fain added: “Given the signs of recovery we have seen in the Spanish economy, as well as increased interest in cruising from tourists in France, we think this is the right time to bring together the extensive experience of our deeply valued employees at Pullmantur and CDF with the local travel and tourism expertise of the Springwater team. Springwater’s local management presence in Madrid, coupled with RCL’s long-standing history in cruise operations, will provide the foundation for improved returns in the future.”

Martin Gruschka, Chief Executive Officer of Springwater, added: “We are delighted to announce the joint venture with Royal Caribbean, and look forward to working with Pullmantur and CDF employees. The transaction leverages our firm’s travel sector expertise, and will take advantage of Pullmantur and CDF’s strong client and travel industry relationships in the Spanish and French markets. These relationships – paired with Royal Caribbean’s cruise management – will create the foundation for a successful, long-term strategic partnership.”

The joint venture is expected to be completed later this year, subject to customary closing conditions and regulatory approvals.  It is expected to result in an immaterial one-time gain, which will be excluded from RCL’s key metrics.  Given the markets in which Pullmantur operates, the transaction is expected to have partially offsetting impacts on yields and expenses.  The amount of these impacts will depend on when regulatory approvals are received and the transaction closes, but the net effect on the company’s 2016 bottom line is expected to be neutral to marginally positive.

About Royal Caribbean

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture. Together, these six brands operate a combined total of 46 ships with an additional ten on order. They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents. Additional information can be found on, www.rclcorporate.com, www.rclinvestor.com, www.royalcaribbean.com,  www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com,  www.cdfcroisieresdefrance.com, or www.tuicruises.com.

About Springwater Capital

Springwater Capital LLC is an independent private investment firm founded in 2002. The company invests in different sectors throughout Europe always working closely with its portfolio companies’ management in order to achieve long-term sustainable returns. Springwater has performed over 30 acquisitions and its current portfolio includes more than 20 platform companies with about €3bn in sales. In Spain Springwater has invested in companies such as Wamos, Aernnova, Delion, Daorje, Nervión Industries (Monesa), Fivemasa, Ceyde, Think Textil, Imtech, Peggy Sue's or SGEL. In the tourism sector, Springwater has presence through affiliated companies in several countries such as Spain, Portugal, Italy, France and selected locations in Africa.

Forward-Looking Statements and Disclosures

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected impact of the new joint venture on our business and our financial results for 2016 and the costs and yields expected in 2016 and other future periods. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements. Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, our operating costs and our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, concerns over safety, health and security aspects of traveling, unavailability of ports of call, the uncertainties of conducting business internationally and expanding into new markets and new ventures, changes in operating and financing costs, the impact of foreign exchange rates, interest rate and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, the impact of new or changing regulations on our business, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, shipyard unavailability and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, a copy of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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